Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Kristine Mozes

Stapleton Communications Inc.

650.470.0200

kristine@stapleton.com

Rainmaker Gives Q2FY03 Update and Announces Two New Customers

Net Revenue, Gross Billings About 7% Lower Than Expected;

Loss Per Share, Cash Flow in Line With Guidance

SCOTTS VALLEY, Calif., July 7, 2003—Rainmaker Systems, Inc. (NASDAQ: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today gave an update on its second quarter of fiscal 2003, ended June 30, 2003.

Net revenue for the second quarter of fiscal 2003 is expected to be between $9.7 million and $9.9 million, and gross billings to be between $14.6 million and $14.8 million, which is about 7 percent below the guidance the company provided on April 24, 2003. The decline is primarily due to a delay in some buying decisions for June 30 service contract expirations as well as slightly weaker than expected revenues from one of the Company’s larger hardware manufacturer clients, very late in the second quarter.

Gross profit is expected to be between $3.0 million and $3.2 million, which is slightly less than the company’s previous guidance. The company still expects to achieve loss per share in the range of $0.01 to $0.02 as previously guided. The company believes its cash flow will improve over the first quarter of 2003, as expected.

“We are disappointed that revenue from our new client relationships was not large enough to make up for shortfalls generated by delayed quarter end renewals at some of our more established clients,” said Michael Silton, chief executive officer of Rainmaker. “Moving forward, our goal is to accelerate the pace of our new business client acquisitions. To that end, we are very pleased to have signed two new leading companies to our services in the second quarter. We anticipate both of these clients going live late in the third quarter and contributing to our revenue in the fourth quarter. We will discuss these wins in further detail on our upcoming earnings conference call.”

- More -

Rainmaker Gives Second Quarter 2003 Update

July 7, 2003

Conference Call

Rainmaker Systems will announce its full second quarter fiscal 2003 financial results on Thursday, July 24, 2003. A press release will be transmitted to the news media immediately following the close of the market on July 24th. The company will also hold a conference call to discuss the results at 1:30 p.m. PT.

Those wishing to participate should call (630) 395-0018 using the password “Rainmaker” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (402) 998-0971. A webcast of the conference call will be available for one month on www.rmkr.com and on www.streetevents.com.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted ecommerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

###

Contract Renewals Plus is registered with the U.S. Patent and Trademark Office. Rainmaker Systems and the Rainmaker logo are service marks of Rainmaker Systems, Inc. All other service marks or trademarks are the property of their respective owners.